SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                              CALICO COMMERCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    129897104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 21, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 11 Pages

                       Exhibit Index Contained on Page 10

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  129897104                                             13D        Page 2 of 11 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a)   [ ]        (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,262,182 shares, of which 1,024,638 shares are directly owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 237,544 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International
            OWNED BY EACH                                  III, L.P. ("ICPI3").  ICM3 is the general partner of ICP3 and the
              REPORTING                                    investment general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,262,182 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                           1,262,182  shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]

----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.57%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

------------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  129897104                                             13D        Page 3 of 11 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a)  [ ]         (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,024,638 shares are directly owned by ICP3.  Integral Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,024,638 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,024,638 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]

----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             2.90%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

------------------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

PAGE>

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  129897104                                             13D        Page 4 of 11 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                 (a)  [ ]          (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       237,544 shares are directly owned by ICPI3.  Integral Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           237,544 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              237,544 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]

----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.67%
    11

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

------------------------------------------------------------------------------------------------------------------------------

ITEM 1(a).           NAME OF ISSUER:
                     --------------

                     Calico Commerce, Inc.

ITEM 1(b).           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     333 West San Carlos Street
                     Suite 300
                     San Jose, CA  95110

ITEM 2(a), (b), (c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE
                     OR, IF NONE, RESIDENCE, AND CITIZENSHIP:


                  This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"). The principal business address of ICM3 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). With respect to ICM3, this statement relates only to ICM3's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3 and ICPI3, and ICM3 does not, directly or otherwise, hold any Shares. Management of the business affairs of ICM3, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3 such that no single general partner of ICM3 has voting and/or dispositive power of the Shares.

ITEM 2(d).           TITLE OF CLASS OF SECURITIES:

                     Common Stock

ITEM 2(e).           CUSIP NUMBER:

                     129897104

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

         (b) [ ]       Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e) [ ]       An   investment   adviser   in   accordance   with   Rule
                       13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F); . (g)[.] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ]       A church plan that is excluded from the  definition of an
                       investment   company  under   Section   3(c)(14)  of  the
                       Investment Company Act;

         (j) [ ]       Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box
         [X].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management III, L.P. ("ICM3")

                  (a)      Amount Beneficially Owned:  1,262,182
                  (b)      Percent of Class: 3.57%
                  (c)      Number of shares as to which such person has:

                  1.  Sole power to vote or to direct vote: -0-

                  2.  Shared power to vote or to direct vote: 1,262,182

                  3.  Sole power to dispose or to direct the disposition: -0-

                  4.  Shared  power to  dispose  or to direct  the  disposition:
                      1,262,182

         B.       Integral Capital Partners III, L.P.

                  (a)      Amount Beneficially Owned:  1,024,638
                  (b)      Percent of Class:  2.90%
                  (c)      Number of shares as to which such person has:

                           1.  Sole power to vote or to direct vote: -0-

                           2.  Shared power to vote or to direct vote: 1,024,638

                           3.  Sole   power  to   dispose   or  to  direct   the
                               disposition: -0-

                           4.  Shared   power  to   dispose  or  to  direct  the
                               disposition: 1,024,638


         C.       Integral Capital Partners International III, L.P.

                  (a)      Amount Beneficially Owned:  237,544
                  (b)      Percent of Class: 0.67%
                  (c)      Number of shares as to which such person has:

                           1.  Sole power to vote or to direct vote: -0-

                           2.  Shared power to vote or to direct vote: 237,544

                           3.  Sole   power  to   dispose   or  to  direct   the
                               disposition: -0-

                           4.  Shared   power  to   dispose  or  to  direct  the
                               disposition: 237,544


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 21, 2001


                                       INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                       By         /s/ Pamela K. Hagenah

                                                      Pamela K. Hagenah
                                                      a General Partner

                                       INTEGRAL CAPITAL PARTNERS III, L.P.

                                       By Integral Capital Management III, L.P., its General Partner

                                       By         /s/ Pamela K. Hagenah
                                          --------------------------------------
                                                      Pamela K. Hagenah
                                                      a General Partner

                                       INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                       III, L.P.

                                       By Integral Capital Management III, L.P., its Investment General Partner

                                       By         /s/ Pamela K. Hagenah
                                          --------------------------------------
                                                Pamela K. Hagenah
                                                a General Partner

                                  EXHIBIT INDEX
                                  -------------

                                                            Found on
                                                            Sequentially

Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:        Agreement of Joint Filing                 11

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated December 21, 2001 containing the information required by Schedule 13G, for the 1,262,182 Shares of capital stock of Calico Commerce, Inc. held by Integral Capital Partners III, L.P., a Delaware limited partnership, and Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership.

Date:  December 21, 2001

                                       INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                       By         /s/ Pamela K. Hagenah
                                          --------------------------------------
                                                      Pamela K. Hagenah
                                                      a General Partner

                                       INTEGRAL CAPITAL PARTNERS III, L.P.

                                       By Integral Capital Management III, L.P., its General Partner

                                       By         /s/ Pamela K. Hagenah
                                          --------------------------------------
                                                      Pamela K. Hagenah
                                                      a General Partner

                                       INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                       III, L.P.

                                       By Integral Capital Management III, L.P., its Investment General Partner

                                       By         /s/ Pamela K. Hagenah
                                          --------------------------------------
                                                      Pamela K. Hagenah
                                                      a General Partner